Exhibit 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of April 9, 2008 (this “Amendment Agreement”), among KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation (the “Borrower”), KRISPY KREME DOUGHNUTS, INC., a North Carolina corporation (the “Parent Guarantor”), the SUBSIDIARY GUARANTORS (as defined in the Credit Agreement referred to below) signatory hereto and the LENDERS (as defined in the Credit Agreement referred to below) signatory hereto.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower is party to a Credit Agreement, dated as of February 16, 2007 (as amended by Amendment No. 1 to Credit Agreement, dated as of June 21, 2007, and as further amended by Amendment No. 2 to Credit Agreement, dated as of January 23, 2008, the “Credit Agreement”), among the Borrower, the Parent Guarantor, the Subsidiary Guarantors, the Lenders, and Credit Suisse, Cayman Islands Branch, as Administrative Agent, Collateral Agent, Issuing Lender, and Swingline Lender.

WHEREAS, the Borrower has requested that the Required Lenders agree to amend and waive certain provisions of the Credit Agreement, and the Required Lenders have agreed, subject to the terms and conditions hereinafter set forth to such amendments and waivers.

Accordingly, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used but not defined herein shall be used herein as defined in the Credit Agreement.

SECTION 2.  Amendments.  As of the Amendment Effective Date:

(a) The following definitions are added to Section 1.01 of the Credit Agreement:

“‘LIBOR Floor Rate’ means a rate equal to 3.25% per annum.”

(b) The definition of “Applicable Commitment Fee Rate” in Section 1.01 of the Credit Agreement is deleted in its entirety and replaced with the following:

“‘Applicable Commitment Fee Rate’ means 0.75% per annum.”

(c) The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is deleted in its entirety and replaced with the following:

“‘Applicable Margin’ means:  (a) with respect to any ABR Loan, 4.50% per annum; and (b) with respect to any Eurodollar Loan, 5.50% per annum.  The Applicable Margin for the Incremental Loans of any Series shall be determined at the time such Series of Loans is established pursuant to Section 2.01(c); and (a) if the Applicable Margin for Incremental Facility Term Loans of any Series would otherwise be more than 25 basis points higher than the Applicable Margin for Term Loans, then the Applicable Margin for Term Loans shall be automatically increased to a rate per annum equal to 25 basis points less than the Applicable Margin for such Series of Incremental Facility Term Loans from and after the earlier of the initial date of borrowing of such Incremental Facility Term Loans or the date that the related Incremental Facility Term Loan Commitments are established and (b) if the Applicable Margin for Incremental Revolving Credit Loans of any Series would otherwise be more than 25 basis points higher than the Applicable Margin for Revolving Credit Loans, then the Applicable Margin for Revolving Credit Loans shall be automatically increased to a rate per annum equal to 25 basis points less than the Applicable Margin for such Series of Incremental Facility Revolving Credit Loans from and after the date that the related Incremental Facility Revolving Credit Commitments are established.”

(d) The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is amended as follows:

(i) “and” immediately preceding clause (h) in said definition is deleted and replaced with “,” and a new clause (i) is added immediately following said clause (h) reading as follows:

“and (i) without duplication of clause (g) above, the aggregate amount of cash or non-cash charges reducing Consolidated Net Income for such period in respect of Specified Contingent Obligations;” and

(ii) “(a)” is added after “less (ii)” in said definition and a new clause (b) is added at the end of clause (ii) of said definition reading as follows:

“and (b) the aggregate amount of cash payments made by the Obligors during such period in respect of Specified Contingent Obligations to the extent that such aggregate amount during the relevant fiscal period (x) relates to charges that reduced Consolidated Net Income for such period or any prior period and (y) exceeds $3,000,000 for such period or $6,000,000 in the aggregate.”

(e) The definition of “Consolidated Net Income” in Section 1.01 of the Credit Agreement is amended by deleting clause (vi) thereof in its entirety and replacing it with the following:

“(vi) gains or losses on Dispositions or on disposals of leased property (in the case of disposals of leased property, to the extent not exceeding $2,000,000 in any relevant fiscal period or $5,000,000 in the aggregate).”

(f) The definition of “Excess Cash Flow” in Section 1.01 of the Credit Agreement is amended by deleting clause (g) thereof in its entirety and replacing it with the following:

“(g) to the extent added to determine Consolidated EBITDA, those items set forth in clauses (d), (e), (f), (h) and (i) (with respect to clause (i), up to $3,000,000 for such period or $6,000,000 in the aggregate) of the definition of “Consolidated EBITDA” to the extent such items were paid in cash by the Parent Guarantor or any of its Subsidiaries on a consolidated basis during such period (it being understood that non-cash charges that were added to determine Consolidated EBITDA in a prior period pursuant to clause (i) of Consolidated EBITDA shall be included in the calculation of the amount under this clause (g) to the extent such items were paid in cash during the current period (subject to the $3,000,000 and $6,000,000 limitations set forth above)).”

(g) The definition of “LIBO Rate” in Section 1.01 of the Credit Agreement is amended by adding the following at the end thereof:  “Notwithstanding the foregoing, the LIBO Rate for any Interest Period will not at any time be less than the LIBOR Floor Rate.  As used in this Agreement, the ‘LIBO Rate’ shall in all cases mean such rate subject to the LIBOR Floor Rate.”

(h) The definition of “Permitted Encumbrances” in Section 1.01 of the Credit Agreement is amended as follows: (i) the “and” immediately following clause (k) in said definition is deleted and replaced with “;”, (ii) the “.”immediately following clause (l) in said definition is deleted and replaced with “; and” and a new clause (m) is added immediately following said clause (l) reading as follows:

“(m)  in the case of the leased stores listed as numbers 77, 78, and 79 on Schedule VIII, options granted on arm’s length terms to Persons to acquire such stores (whether through an assignment of lease or otherwise) and restrictions on the transfer of such stores contained in any agreement governing any such option.”

(i) Section 7.03(f) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(f)           unless a Default has occurred and is continuing, the Parent Guarantor or any of its Included Subsidiaries may sell all or any portion of its equity interests or other Investments in any Joint Venture for fair market value, subject to the conditions that (a) if the fair market value thereof is greater than $500,000, 75% of the consideration therefor shall be received in cash (the cancellation or reduction of a Guarantee by the Parent Guarantor or any of its Included Subsidiaries in support of obligations of such Joint Venture being deemed to constitute cash for the purposes of this clause (a)) (it being understood that such cash consideration may be received in installments (and Guarantees may be cancelled or reduced in installments) over a period not to exceed three years from the consummation of the sale; provided that (i) the unpaid portion of the purchase price (or the Guarantee to be cancelled or reduced) is secured by a Lien in favor of the seller on the portion of the equity interests or other Investments being sold corresponding to such unpaid portion and (ii) such Lien shall not be sold, assigned or otherwise transferred by the seller in any manner (other than to the Borrower or a Guarantor)), (b) if the aggregate amount of such consideration exceeds $2,000,000, the amount of consideration to be received by the Parent Guarantor or such Included Subsidiary (including the amount of any Guarantee theretofore issued by the Parent Guarantor or such Included Subsidiary to be cancelled in connection with such sale) has been determined by the Board of Directors to be fair to the Parent Guarantor or such Included Subsidiary, (c) if the aggregate amount of such consideration exceeds $10,000,000, the Board of Directors shall have received a fairness opinion in connection with such sale rendered by a recognized institution with established expertise in valuing transactions of such type and (d) in connection with such sale, all Guarantees theretofore issued by the Parent Guarantor or any of its Included Subsidiaries in support of obligations of such Joint Venture shall be cancelled or reduced at least in proportion to the percentage of interests sold (it being understood that such Guarantees to be cancelled or reduced may be cancelled or reduced in installments over a period not to exceed three years from the consummation of the sale; provided that (i) the Guarantee to be cancelled or reduced following the sale is secured by a Lien in favor of the seller on the portion of the equity interests or other Investments being sold corresponding to such uncancelled or unreduced portion and (ii) such Lien shall not be sold, assigned or otherwise transferred by the seller in any manner (other than to the Borrower or a Guarantor));”

(j) Section 7.03(g) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(g)           unless a Default has occurred and is continuing, the Parent Guarantor and its Included Subsidiaries may sell other property for cash for fair market value for consideration not exceeding $20,000,000 in any Fiscal Year; provided that (i) until such time as the Borrower has made voluntary or mandatory prepayments of the Term Loans in an aggregate principal amount of at least $9,260,000 following March 31, 2008 (including payments made pursuant to this clause or pursuant to Section 2.10(a), (c)(i), (c)(ii), (c)(iii) or (c)(iv), but excluding payments made pursuant to Section 2.09(a)(iii) or Section 2.10(c)(v)), the Net Available Proceeds received under this clause (g) in excess of $500,000 in any Fiscal Year shall be applied to prepay Term Loans without any right of reinvestment in accordance with Section 2.10 hereof, (ii) without duplication of clause (i) above, to the extent the aggregate Net Available Proceeds received under this clause (g) in any Fiscal Year exceeds $10,000,000, then such excess Net Available Proceeds shall be applied to prepay Term Loans without any right of reinvestment in accordance with Section 2.10 hereof and (iii) in the case of the sale of any owned Real Property, a portion of the consideration therefor (up to $5,000,000 in any Fiscal Year) may be in the form of a note secured by such Real Property (except that (x) no more than $10,000,000 in the aggregate may be outstanding on any such note or notes at any one time and (y) at least 50% of the consideration received for such sale of Real Property must be in the form of cash);”

(k) Section 7.03(h) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(h)           the Parent Guarantor and its Included Subsidiaries may (i) lease or sublease property in an arm’s length transaction in the ordinary course of business, (ii) lease or sublease stores to franchisees on fair market value terms or assign leases covering leased stores in an arm’s length transaction (provided that, in the case of an assignment of a lease, the Parent Guarantor or such Included Subsidiary may remain liable for payments under the lease following any such assignment) and (iii) dispose of the other leased assets in an arm’s length transaction (including by means of (x) a substantially simultaneous purchase and sale of such asset or (y) a termination of the lease and payment of the remaining obligations thereunder); provided that, in the case of this clause (iii), the aggregate fair market value of leased assets so disposed (excluding the Borrower’s corporate jet) shall not exceed $5,000,000 in any Fiscal Year;”

(l) Section 7.05 of the Credit Agreement is amended as follows: (i) the “and” immediately following clause (n) in Section 7.05 is deleted and replaced with “;”, (ii) the “.”immediately following clause (o) in Section 7.05 is deleted and replaced with “; and” and a new clause (p) is added immediately following said clause (o) reading as follows:

“(p) Investments (i) received as consideration for a sale of property to the extent permitted by Section 7.03 and (ii) deemed to have been made as a result of remaining liable for payments under a lease assigned in accordance with Section 7.03(h).”

(m) The table in Section 7.09(a) of the Credit Agreement setting forth the Consolidated Leverage Ratio levels is deleted in its entirety and replaced with the following:

Period	Ratio

Fourth Fiscal Quarter of 2008 Fiscal Year	4.00 to 1.00
2009 Fiscal Year	4.75 to 1.00
First Fiscal Quarter of 2010 Fiscal Year	4.50 to 1.00
Second Fiscal Quarter of 2010 Fiscal Year	4.50 to 1.00
Third Fiscal Quarter of 2010 Fiscal Year	4.25 to 1.00
Fourth Fiscal Quarter of 2010 Fiscal Year	4.00 to 1.00
2011 and 2012 Fiscal Year	3.00 to 1.00
2013 Fiscal Year and Thereafter	2.75 to 1.00

(n) The table in Section 7.09(b) of the Credit Agreement setting forth the Consolidated Interest Coverage Ratio levels is deleted in its entirety and replaced with the following:

Period	Ratio

Fourth Fiscal Quarter of 2008 Fiscal Year	3.25 to 1.00
2009 Fiscal Year	2.50 to 1.00
First Fiscal Quarter of 2010 Fiscal Year	2.50 to 1.00
Second Fiscal Quarter of 2010 Fiscal Year	2.75 to 1.00
Third Fiscal Quarter of 2010 Fiscal Year	2.75 to 1.00
Fourth Fiscal Quarter of 2010 Fiscal Year	3.00 to 1.00
2011 Fiscal Year and Thereafter	4.50 to 1.00

(o) Schedules III, IV and X of the Credit Agreement are amended and restated in their entirety by replacing such schedules with Schedules III, IV and X attached hereto, which schedules have been revised as follows:

(i) changes to the “Amount Outstanding Subject to Guaranty as of 1/28/2007” in Rows (x), (z), (aa) and (cc) of Part A - Section 3 of Schedule III;

(ii) the heading “2.  The Obligors are parties to the following intercompany loans among themselves and their wholly-owned subsidiaries:” on page 5 of Schedule III has been changed to read “4.  The Obligors are parties to the following intercompany loans among themselves and their wholly-owned subsidiaries:”;

(iii) changes to the “Amount Outstanding Subject to Guaranty as of 1/28/2007” in Rows (x), (z), (aa) and (cc) of Section 4 of Schedule IV;

(iv) changes to the Rows entitled “KK of South Florida” and “Total” in Schedule X;

(v) in the footnote in Schedule X, “(should be resolved by Q1)” has been deleted;

(vi) on the first page of Part B of Schedule III, the heading has been changed to read “Part B – Liens” instead of “Schedule IIB – Liens”; and

(vii) “Schedule VIII” previously attached to the end of Part B of Schedule III has been deleted in its entirety.

SECTION 3.  Waiver.  As of the Amendment Effective Date, each of the Lenders that is a party hereto hereby waives any Default that shall have occurred, before the date hereof as a result of any breach of any representation or warranty made or deemed made before the date hereof in respect of the amounts or other items set forth in Schedules III, IV and X that are being amended hereby.

SECTION 4.  Representations and Warranties.  The Borrower hereby represents and warrants to the undersigned Lenders that, after giving effect to the amendments and waivers herein, (a) the representations and warranties of the Borrower and the Parent Guarantor set forth in the Credit Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, are true and correct in all material respects on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to an earlier date), with each reference therein to the Credit Agreement being deemed for purposes hereof to be a reference to the Credit Agreement as modified hereby and (b) no Default has occurred and is continuing.

SECTION 5.  Conditions to Effectiveness.  The amendments set forth in Section 2 hereof and the waiver set forth in Section 3 hereof shall become effective when, and only when, and as of the date (the “Amendment Effective Date”) on which the Administrative Agent shall have received:

(a) counterparts of this Amendment Agreement executed by the Borrower, each of the Guarantors, and the Required Lenders;

(b) payment of fees and expenses of the Administrative Agent set forth in the Fee Letter, dated March 14, 2008 (the “Fee Letter”), between the Administrative Agent and the Borrower (including the reasonable and accrued fees of counsel to the Administrative Agent);

(c) payment of an amendment fee for the account of each Lender that has approved this Amendment Agreement equal to 0.35% of such Lender’s aggregate outstanding Revolving Credit Commitments and Term Loans as of the date hereof (prior to giving effect to the Revolving Credit Commitment reduction described in Section 6 herein);

(d) a favorable opinion of Cahill Gordon & Reindel LLP, special New York counsel to the Borrower and Kilpatrick Stockton, LLP, special North Carolina counsel to the Borrower, in each case, dated the Amendment Effective Date and in form and substance reasonably satisfactory to the Administrative Agent covering such matters (including the enforceability of the Credit Agreement, the valid organization, good standing and due authorization of the Borrower) as the Administrative Agent shall reasonably request;

(e) a certificate, signed by the Secretary or Assistant Secretary of the Borrower

and dated the Amendment Effective Date, evidencing the organization, existence and good standing of the Borrower, the authorization of this Amendment Agreement and any other legal matters relating to the Borrower or this Amendment Agreement as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and

(f) a certificate, signed by a duly authorized officer of the Borrower and dated the Amendment Effective Date, in respect of the matters set forth in Section 4 above, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.  Reduction of Revolving Credit Commitment.  On the Amendment Effective Date, the aggregate Revolving Credit Commitment under the Credit Agreement shall be reduced to $30,000,000, such reduction to be made ratably among the Revolving Credit Lenders.  This Section 6 shall constitute notice under Section 2.08 of the Credit Agreement to so reduce the Revolving Credit Commitment (it being understood that the Administrative Agent and the Lenders party hereto hereby waive the requirement thereunder that the Borrower provide three Business Days prior notice of such reduction).

                                SECTION 7.  Reference to and Effect on the Financing Documents.

(a)           On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified hereby.

(b)           The Credit Agreement and each of the other Loan Documents, as specifically modified by this Amendment Agreement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Credit Agreement or the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or the other Loan Documents.

SECTION 8.  Affirmation of Guarantors.  Each Guarantor signatory hereto hereby consents to the amendments to the Credit Agreement effected hereby, and hereby confirms and agrees that, notwithstanding the effectiveness of the amendments set forth in Section 2 hereof, the obligations of such Guarantor contained in Article III of the Credit Agreement or in any other Loan Documents to which it is a party are, and shall remain, in full force and effect and are hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such amendments, each reference in Article III of the Credit Agreement and in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement as modified by this Amendment Agreement.

SECTION 9.  GOVERNING LAW.  THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 10.  Execution in Counterparts.  This Amendment Agreement may be

executed by one or more of the parties to this Amendment Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

KRISPY KREME DOUGHNUT CORPORATION

By: /s/ Douglas R. Muir
      Name: Douglas R. Muir
      Title:   Executive Vice President, Chief Financial Officer
                  and Treasurer

GUARANTORS:

KRISPY KREME DOUGHNUTS, INC.

GOLDEN GATE DOUGHNUTS, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Manager

PANHANDLE DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
an authorized Manager

By:	KRISPY KREME MANAGEMENT II, LLC,
an authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member of Krispy Kreme Management I, LLC
and Krispy Kreme Management II, LLC

NORTH TEXAS DOUGHNUTS, L.P.

By:	KRISPY KREME DOUGHNUT CORPORATION,
its General Partner

KK CANADA HOLDINGS, INC.

KRISPY KREME MANAGEMENT I, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

KRISPY KREME MANAGEMENT II, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

KRISPY KREME MANAGEMENT III, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

SOUTHERN DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
as authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

SOUTHWEST DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
as authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

NORTHEAST DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
as authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

KRISPY KREME MOBILE STORE COMPANY

KRISPY KREME CANADA, INC.

By:  /s/ Douglas R. Muir
Name: Douglas R. Muir
Title: Authorized Officer

HD CAPITAL CORPORATION

HDN DEVELOPMENT CORPORATION

By:  /s/ H. Clark Beeson, III
Name: H. Clark Beeson, III
Title: President

LENDERS

Consent of Required Lenders Received